Exhibit 99


   [LOGO]                        APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
    ARCA                         7400 EXCELSIOR BOULEVARD, MINNEAPOLIS MN
INCORPORATED                                 55426 (952)930-9000




FOR IMMEDIATE RELEASE                FOR MORE INFORMATION CONTACT:
                                     Edward R. (Jack) Cameron (952) 930-9000
                                     Richard G. Cinquina, Equity Market Partners
                                     (612) 338-0810

        ARCA ANNOUNCES PLANS TO OPEN THIRD APPLIANCESMART FACTORY OUTLET
                           IN COLUMBUS, OHIO, IN MARCH

FEBRUARY 19, 2002--MINNEAPOLIS, MN--Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that it will open a 30,000-square-foot ApplianceSmart superstore factory outlet on March 15 in a retail complex in southeastern Columbus, Ohio.

Located at 6080 East Main Street in Columbus, just east of Interstate 270, the new superstore will be ApplianceSmart's tenth nationally and third in the Columbus market.

Like all ApplianceSmart factory outlets, the new Columbus location will carry a wide range of special-buy, major household appliance brands, including Maytag, Whirlpool, Amana, Kitchenaid, Frigidaire and Roper. Special-buy appliances include closeouts, factory overruns and discontinued models. ApplianceSmart sells these virtually new appliances at a discount to retail.

The new Columbus superstore factory outlet will have more than 2,000 appliances on display.

Edward R. (Jack) Cameron, president and chief executive officer, commented: "We believe our new Columbus factory outlet will benefit from its excellent, high-traffic retail location. The size of this ApplianceSmart factory outlet also will enable us to provide customers with unprecedented selection. In addition, this expansion is important from a strategic standpoint.


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With three factory outlets in the growing Columbus market, we are developing a critical mass that will enable us to leverage advertising and other overhead expenses."

A 30,000-square-foot ApplianceSmart superstore factory outlet was opened in Columbus Square Mall in north Columbus on May 18, 2001. This factory outlet has consistently met ARCA's expectations since its opening. A third ApplianceSmart factory outlet is located in nearby Hilliard, Ohio.

As of February 2002, ApplianceSmart was operating four factory outlets in the Minneapolis/St. Paul market; two in the Columbus, Ohio, market; two in the Dayton, Ohio, market; and one in Los Angeles.

ABOUT ARCA
Through its ApplianceSmart operation, ARCA is one of the nation's leading retailers of special-buy household appliances. These special-buy appliances, which typically are not integrated into the manufacturer's normal distribution channel, are sold by ApplianceSmart at a discount to full retail. ApplianceSmart offers a 100% money-back guarantee as well as warranties on parts and labor. ARCA is also one of the nation's largest recyclers of major household appliances for the energy conservation programs of electric utilities.


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Statements about ARCA's outlook are forward-looking and involve risks and uncertainties, including but not limited to: the speed at which individual ApplianceSmart outlets reach profitability, the growth of appliance retail sales, the strength of energy conservation recycling programs, and other factors discussed in the Company's filings with the Securities and Exchange Commission.
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Visit our web sites at www.ARCAinc.com and www.ApplianceSmart.com
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